Exhibit 8.1

                                PARK CITY GROUP
                             333 Main Street, #300
                                 P.O. Box 5000
                              Park City, UT 84060
                       (435) 649-2221; Fax (435) 645-2110



September 16, 2002

Peter Wellman
8057 S. Maio Drive
Sandy, UT 84093
(801) 947-9798
Cell: (801) 556-5773
pwellman@att.net

Dear Peter:

This letter acknowledges your employment with Park City Group as follows:

EFFECTIVE HIRE DATE:       September 16, 2002

JOB TITLE:                 Project Manager

COMPENSATION:

         o $90,000 per year salary to be paid in stock for the first three months (stock price to be the average for the previous 30 day period). Stock is to be issued at the end of each month and will be S-8 registered stock. (An S-8 cannot be filed until after the Company's 10K is filed). If at all possible.
         o After three months, salary will increase from $90,000 per year to $100,000 per year.
         o        10% on any funds raised and invested in Park City Group, Inc:


BENEFITS: Upon the date of hire, you will be entitled to all benefits currently in place for PCG employees.

You agree that your employment after the first ninety (90) days is "at will" and that you may resign your employment at any time for any reason whatsoever, and that Park City Group may terminate your employment, at he sole discretion of management, at any

Mr. Peter Wellman
Page 2
September 16, 2002

time for any reason whatsoever. This letter sets forth the entire understanding of the parties with respect to the duration of your employment, and no statements have been made concerning that subject other than those set forth in this letter. No officer or other employee of the Company has authority to modify the matters set forth in this paragraph except the President of Park City Group, Inc., who must make such modifications in writing.

Please sign and return an original copy of this letter to Barbara Ray.

Thank you,
PARK CITY GROUP, INC.

/s/ Randall K. Fields
----------------------
Randall K. Fields
CEO & President



Signed on the date noted above:

/s/ Peter Wellman
----------------------
Peter Wellman

BR/egis